Exhibit 99.1
May 8, 2020

Dear Fellow NNN Investors,

I write this email at a time when all of us are managing our way through this national emergency. Even beyond the real risk of loss of life and the detriment of health, the country is experiencing true emotional and financial hardships. Though it may be a global pandemic, the impact is very localized and very personal, and I sincerely hope that each of you, and each of your loved ones, is healthy and safe.

Historical Reflection

The impact of COVID-19 has brought near-term havoc and chaos to the public and private financial markets as we all try to navigate these unprecedented times and uncharted territory. The Global Financial Crisis of 2007-09, which is the most recent proxy we have to compare, saw public REITs fall 67.5% from peak to trough as measured by the NAREIT All Equity Index. Private real estate, as measured by the NCREIF Property Index, fell 24.5%. Fortunately, both indices recovered by 2011, and went on to achieve even more gains in the years after. We can only hope that we will see similar positive results following our current crisis.

Real Estate Performance During the Global Financial Crisis
Data sourced from NAREIT; Past performance does not necessarily predict future performance.

Current Perspective

Since the COVID-19 crisis began, we have seen publicly traded REITs fall as much as 40-50% from their late February price levels. Further, we have witnessed over 200 public companies, over 40 in the S&P 500, and over 20 publicly-traded REITs, cut or fully suspend their dividends – including multi-billion dollar stalwarts like Shell Oil and Disney. COVID-19, and our national response to it, is causing a major short-term market disruption. This market disruption, where traditional fundamental measures are overpowered by unprecedented events, cannot be ignored. Professionally, we have found a general consensus among market experts in their belief that our economy will eventually recover from the COVID-19 crisis. However, the exact timing and shape of a recovery presently remains unknown.

NNN REIT Actions

Our long-term portfolio approach of “mission-critical” real estate is holding up reasonably well during this period of economic uncertainty. We recently have shared with you the encouraging news on 3M, Earthbound Farms, and Dollar General. The net lease industry, according to publicly available information, experienced average April rent collections of 74%, while many expect May collections to be worse. I am pleased to report that our rent collections have thus far fared better – exceeding the average rent collections seen by other net lease REITs. That said, some of our tenants have been negatively impacted by the shelter-in-place rules and are experiencing financial hardship. As a result, we are unable to collect 100% of the contractual rents due to us. We are doing better than many, but we are not immune.

Knowing that we cannot, in good conscience, ignore the extraordinary market disruption, our board of directors has engaged Cushman & Wakefield to provide a new, independent valuation of our real estate portfolio. This valuation will result in a new net asset value (“NAV”) per share, which we anticipate will be, at least in the short-term, meaningfully lower than our most recent pre-COVID-19 NAV. Should a post-COVID-19 recovery be swift, then our NAV could potentially rise sooner. If the recovery is slow, then each of us will at least know where our portfolio stands.

Further, given our inability to collect 100% of contractual rents, we are re-evaluating our current distribution rate. As many of you know, we have been paying a distribution well-above market average. However, at a time when even the largest companies are suffering economically, we know that we need to establish a sustainable distribution policy for what clearly has become the “new normal”. We intend to declare a new distribution rate later this month when we publish our revised NAV per share.

The decision to proactively seek clarity and transparency in the face of market uncertainty is not made lightly. Tough decisions are seldom easy. Making the right choice, the thoughtful choice, is paramount for long-term success. We strongly believe that by proactively making these near-term adjustments, we are positioning your investment for longer-term opportunities.

In the weeks ahead, we will provide more information as it becomes known. Like each of you, we too look forward to the day when the impact of this crisis subsides and opportunity for the future emerges. We are in this together and we will persevere together. I, alongside the whole RW Holdings team, will continue to work tirelessly to do the very best to steer your investment to a brighter future.

With the deepest respect and sincerity,

/s/ Aaron S. Halfacre

Aaron S. Halfacre
Chief Executive Officer
RW Holdings NNN REIT, Inc.